Exhibit 12.1
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                                 FEDERAL EXPRESS CORPORATION AND SUBSIDIARIES
                               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                  (Unaudited)

                                                      Year Ended May 31                           Six Months Ended
                                        --------------------------------------------------   ---------------------------
                                                                                             November 30,   November 30,
                                          1989      1990      1991       1992       1993         1993           1992
                                        --------  --------  --------   --------   --------   ------------   ------------
                                                  (In thousands, except ratios)

Earnings:
  Income (loss) before income taxes     $298,332  $218,423  $ 40,942  $(146,828)  $203,576     $171,374       $90,735
  Add back:  Interest expense            140,426   216,223   232,424    202,924    200,018       94,456       101,643
             Capitalized interest         (8,798)  (16,986)  (35,442)   (26,603)   (31,256)     (16,311)      (15,616)
             Amortization of debt
               issuance costs              1,217     2,989     1,634      2,570      4,906        1,504         1,755
             Portion of rent expense
               representative of
               interest factor           168,491   248,830   292,840    299,012    262,724      136,005       129,561
                                        --------  --------  --------   --------   --------     --------       -------

  Earnings as adjusted                  $599,668  $669,479  $532,398  $ 331,075   $639,968     $387,028      $308,078
                                        ========  ========  ========  =========   ========     ========      ========

Fixed Charges:
  Interest expense                      $131,628  $199,237  $196,982  $ 176,321   $168,762     $ 78,145      $ 86,027
  Capitalized interest                     8,798    16,986    35,442     26,603     31,256       16,311        15,616
  Amortization of debt issuance costs      1,217     2,989     1,634      2,570      4,906        1,504         1,755
  Portion of rent expense
    representative of interest factor    168,491   248,830   292,840    299,012    262,724      136,005       129,561
                                        --------  --------  --------  ---------   --------     --------      --------

                                        $310,134  $468,042  $526,898  $ 504,506   $467,648     $231,965      $232,959
                                        ========  ========  ========  =========   ========     ========      ========

  Ratio of Earnings to Fixed Charges         1.9       1.4       1.0      (A)          1.4          1.7           1.3
                                        ========  ========  ========  =========   ========     ========      ========

<F3>
(A) Earnings were inadequate to cover fixed charges by $173.4 million for the year ended May 31, 1992.
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